SUBADVISORY AGREEMENT

THIS SUBADVISORY AGREEMENT (the “Agreement”), dated and effective as of April 11, 2025, is made and entered into by and between Capital Research and Management Company, a Delaware corporation (the “Investment Adviser”), and KKR Credit Advisors (US) LLC, a Delaware limited liability company (the “Sub-Adviser”).

W I T N E S S E T H

WHEREAS, Capital Group KKR Core Plus+, a Delaware statutory trust (the “Trust”), is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser and the Sub-Adviser are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of providing investment advisory and related services to certain investment companies and other clients;

WHEREAS, the Investment Adviser is the investment adviser to the Trust pursuant to an investment advisory and service agreement with the Trust (the “Investment Advisory Agreement”), which provides that the Investment Adviser may delegate portfolio management responsibilities to one or more sub-advisers; and

WHEREAS, the Investment Adviser and the Board of Trustees of the Trust (the “Board”) desire to retain the Sub-Adviser to render investment advisory services to the Trust, in a manner and on the terms hereinafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual undertakings set forth in this Agreement, the parties covenant and agree as follows:

1.                  Appointment. The Investment Adviser hereby appoints the Sub-Adviser, and the Sub-Adviser hereby accepts the appointment, to provide certain sub-advisory services to the Trust, subject to the supervision and direction of the Investment Adviser and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Investment Adviser in any way or otherwise be deemed an agent of the Trust or the Investment Adviser, except as expressly authorized in this Agreement or as otherwise agreed to in writing by the Investment Adviser and the Sub-Adviser.

2.                  Services. As a sub-adviser to the Trust, the Sub-Adviser will furnish an investment program and manage the investment and reinvestment of that portion of the assets of the Trust allocated to the Sub-Adviser by the Investment Adviser (plus all investments, reinvestments and proceeds of the sale thereof, including, without limitation, all interest, dividends and appreciation on investments, less depreciation thereof and withdrawals by the Adviser therefrom, the “Sub-Advised Assets”) and determine the composition of such assets, subject always to the supervision and direction of the Investment Adviser and the Board and consistent with the Trust’s Prospectus and Statement of Additional Information in effect, as amended and/or supplemented (the “Registration Statement”), and such other investment strategies and guidelines that may from time to time be developed and supplemented and/or amended by the Investment Adviser in consultation with, as appropriate, the Sub-Adviser (collectively, the “Investment Guidelines”). As part of, or associated with, the services provided hereunder the Sub-Adviser:

a.                  Will use its best judgment and efforts in rendering the advice and services to the Trust as contemplated by this Agreement.

b.                  Will be subject to the overall supervision and direction of the Investment Adviser and the Board. Subject to the Investment Guidelines and Section 13(e) hereof, and upon reasonable notice to the Sub-Adviser, the Investment Adviser retains complete authority to immediately assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement. For the avoidance of doubt, any such assumption of any such function by the Investment Adviser shall not alone have the effect of terminating this Agreement.

c.                   Will manage the purchase and sale of, and provide services with respect to, the Sub-Advised Assets in accordance with (i) all relevant disclosures in the Registration Statement (including, without limitation, the Trust’s stated objectives, policies, strategies, risks, restrictions, results, fees, trading policies and costs, potential conflicts, valuation and description of management) and any other Investment Guidelines, as currently in effect and as amended or supplemented from time to time and provided to the Sub-Adviser, (ii) the requirements applicable to registered investment companies (and, as applicable, regulated investment companies) under applicable laws and guidance, including, but not limited to, the 1940 Act, the Advisers Act, the Commodity Exchange Act (the “CEA”), the Internal Revenue Code of 1986, as amended (the “Code”), and all other applicable state and federal securities and other laws, (iii) the Trust’s Declaration of Trust and By-Laws (the “Governing Documents”) and (iv) any other written policies and restrictions, including the Investment Guidelines, communicated to it by the Investment Adviser.

d.                  Will be given commercially reasonable time to, and shall, review and comment upon the portions of the Registration Statement relating to the Sub-Adviser (including the Sub-Advised Assets), and Investment Guidelines, as well as other offering and regulatory reporting documents or correspondence with the United States Securities and Exchange Commission (“SEC”) related to the Sub-Adviser (including the Sub-Advised Assets). The Sub-Adviser will, as promptly as reasonably practicable, inform the Trust and the Investment Adviser if any information in the Registration Statement related to the Sub-Adviser (including the Sub-Advised Assets) and/or Investment Guidelines is inaccurate or incomplete or is reasonably expected to become inaccurate or incomplete.

e.                  Upon the Investment Adviser’s request, the Sub-Adviser will review and comment upon requests for information or proposal and ancillary sales and marketing materials prepared by the Investment Adviser or its agents for the Trust, and participate, at the reasonable request of the Investment Adviser, in certain educational and due diligence meetings with placement agents and other intermediaries about portfolio management and investment-related matters of the Trust.

f.                    Will provide, at its own expense, all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement, and all administrative facilities, including bookkeeping, clerical personnel and equipment, necessary for the efficient conduct of its duties under this Agreement.

g.                  Will be responsible for monitoring of the investment activities and portfolio holdings associated with the Sub-Advised Assets to ensure compliance with all relevant Investment Guidelines and the Governing Documents, as well as policies and procedures adopted by the Board with respect to the Trust as from time to time in effect (the “Procedures”) and applicable law. The Sub-Adviser shall act on any instructions of the Investment Adviser with respect to the investment activities used to manage the Sub-Advised Assets to ensure the Trust’s compliance with the Governing Documents, Procedures and applicable law to the extent such instructions are otherwise consistent with the Investment Guidelines and this Agreement.

h.                  Will prepare and maintain such books and records with respect to the Sub-Advised Assets and securities transactions with respect to such assets as required by the terms of this Agreement and applicable laws, including, but not limited to, the 1940 Act, the Advisers Act and the CEA.

i.                     To the extent reasonably requested by the Trust, will use its best efforts to assist the Trust in complying with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and implementing the Trust's disclosure controls and procedures, and inform the Trust of any material development related to the Sub-Advised Assets that the Sub-Adviser reasonably believes is relevant to the Trust’s certification obligations under the Sarbanes-Oxley Act.

j.                     Will render such reports and certifications and make appropriate persons available to the Board and the Investment Adviser as the Board or Investment Adviser may reasonably request, for the purpose of reviewing with representatives of the Investment Adviser and the Board, the activities of the Sub-Adviser with respect to the Trust under this Agreement, including, without limitation, with respect to any applicable co-investment relief obtained by the Sub-Adviser that is relied upon for Trust investments. Without limiting the generality of the foregoing, these reports will include information sufficient for the Investment Adviser to perform periodic tests of the Trust’s compliance with (i) the Registration Statement and other applicable Investment Guidelines, (ii) applicable laws and regulations, including, but not limited to, applicable accounting regulations and standards, and (iii) Sub-Chapter M of the Code. The Sub-Adviser will provide the Investment Adviser and the Board with financial and profitability information, as well as fee schedules for other registered investment company clients and other information reasonably required to assist the Board in reviewing the terms of the Sub-Adviser’s contract in accordance with applicable laws and regulations then in effect. The parties agree that the information described in this subsection will be prepared solely for the use and benefit of the Investment Adviser and the Board in accordance with statutory and regulatory requirements. The Sub-Adviser recognizes that materials it delivers to the Investment Adviser and the Board may be public records subject to disclosure to third parties, however, the Sub-Adviser does not intend to benefit and assumes no duty or liability to any third parties who receive any such materials and may include disclaimer language on its work product so stating. To the extent that such materials delivered by the Sub-Adviser are not subject to public disclosure, the Investment Adviser agrees that it shall not disclose such materials to third parties without the

Sub-Adviser’s prior consent; provided, however, that the Investment Adviser, the Board, and the Trust may distribute such materials to (i) professional service providers who are subject to a duty of confidentiality and who agree to not use the materials for any purpose other than to provide services to the Investment Adviser, the Board, or the Trust, or (ii) any applicable regulatory or governmental agency, as required.

On each business day, the Sub-Adviser shall provide reports to the Investment Adviser regarding (i) the securities or other instruments held in the Sub-Advised Assets; and (ii) the securities or other instruments purchased and sold for the Sub-Advised Assets by the Sub-Adviser on that business day. The Sub-Adviser also shall provide such additional information to the Investment Adviser, the Board or the Trust’s administrator and professional service providers regarding the Sub-Adviser’s implementation of any applicable Investment Guidelines as the Investment Adviser, Board or the Trust’s administrator may reasonably request.

k.                   Will provide periodic investment results analysis and market and peer commentary with respect to the Sub-Advised Assets, if requested, to the Investment Adviser and the Board.

l.                     Will perform compliance testing and monitoring designed to ensure investment compliance of the Sub-Advised Assets as set forth in Section 2(c) herein, based upon information in its possession or upon information and reasonable written instructions received from the Investment Adviser. The Sub-Adviser shall supply such reports, certifications or other documentation as reasonably requested from time to time by the Board or Investment Adviser in connection with their fulfillment of their duties under applicable laws, rules, regulations, regulatory guidance and industry best practices.

m.                Will provide all relevant pricing information (including, upon the commercially reasonable request of the Investment Adviser, access to third-party valuation services engaged by the Sub-Adviser for valuation purposes and their respective personnel and, to the extent appropriate and, in any case, subject to any confidentiality obligations, work papers) to the Trust and the Investment Adviser, or to their respective affiliates and agents, as applicable, with respect to the Sub-Advised Assets to assist the Trust in making determinations of the fair value of the Sub-Advised Assets for the purpose of calculating the Trust’s net asset value in accordance with the procedures and methods established for the Trust. If the Sub-Adviser believes a valuation provided by a pricing service for an investment it has purchased for the Trust is materially inaccurate or is not indicative of the value of the investment, the Sub-Adviser will promptly notify the Investment Adviser. The Investment Adviser acknowledges that it (and not the Sub-Adviser) is responsible for pricing the Trust’s investments and the Trust’s daily net asset value.

n.                  Will maintain a Code of Ethics, along with related policies and procedures, which shall comply in all material respects with Rule 17j-1 under the 1940 Act. The Sub-Adviser, on its own behalf, and with respect to its Access Persons (as defined in subsection (e) of Rule 17j-1), agrees to observe and comply with Rule 17j-1 and its Code of Ethics, as the same may be amended from time to time. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-1, which include (i) certifying to the Investment Adviser and the Trust that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics and (ii) identifying any material violations of such Code of Ethics. The Sub-Adviser shall notify the Investment Adviser, as promptly as reasonably practicable, of any material violation of the Code of Ethics involving the Trust or key personnel involved in the management or oversight of the Sub-Advised Assets, including but not limited to the investment professionals responsible for the day-to-day management of the Sub-Advised Assets. Upon request of the Board or the Chief Compliance Officer of the Trust on behalf of the Trust or the Investment Adviser with respect to violations of the Code of Ethics directly affecting the Trust, the Sub-Adviser will permit representatives of the Trust or the Investment Adviser to examine reports (or summaries of the reports) required to be made by Rule 17j-1 relating to enforcement of the Code of Ethics. The Sub-Adviser will provide such additional information regarding violations of the Code of Ethics as the Board or the Chief Compliance Officer of the Trust on behalf of the Trust or the Investment Adviser may reasonably request in order to assess the functioning of the Code of Ethics or any harm caused to the Trust from a violation of the Code of Ethics. Further, the Sub-Adviser represents and warrants that it has policies and procedures regarding the detection and prevention of the misuse of material, nonpublic information by the Sub-Adviser and its employees.

o.                  Will maintain, implement and evaluate the effectiveness of written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers and agents, and provide an annual memorandum or report of its Chief Compliance Officer regarding compliance with such policies and procedures to the Investment Adviser as soon as practicable following its completion.

p.                  Will cooperate fully with the Trust’s Chief Compliance Officer in executing his/her responsibilities to monitor service providers of the Trust pursuant to Rule 38a-1 under the 1940 Act and the Procedures, including, but not limited to, providing copies of the Sub-Adviser’s compliance policies and procedures, and reporting information as reasonably requested by the Investment Adviser and the Board.

q.                  Will, taking into account the nature and structure of the given transaction, (i) execute trades for the Sub-Advised Assets in accordance with the Trust’s policies and practices; (ii) execute such trades with brokers, dealers, clearing agents or other counterparties (collectively, “Brokers”) approved by the Sub-Adviser or the Investment Adviser as further detailed below; and (iii) act in accordance with its best execution obligations pursuant to applicable law.

To the extent applicable and, as appropriate, the Sub-Adviser will confirm all trades made on behalf of the Sub-Advised Assets with each executing Broker daily to facilitate accurate trade settlement and verify open positions, including cash. The Sub-Adviser will notify the custodian, on behalf of the Trust, promptly upon becoming aware of any transaction which the Sub-Adviser believes was not executed in accordance with its instructions. The Sub-Adviser will maintain and promptly deliver to the Investment Adviser and the Trust, upon reasonable request, a list of the Sub-Adviser’s approved Brokers (including any revisions to such list as may be made from time to time), which the Sub-Adviser utilizes for purposes of non-derivative transactions. The Sub-Adviser shall be responsible for placing orders for the investment, reinvestment and sale of the Sub-Advised Assets (collectively, “brokerage transactions”) and negotiate any transaction costs such as, but not limited to, bid/ask spreads and transfer fees on such transactions, if applicable. For the avoidance of doubt, the Investment Adviser and the Trust authorize the Sub-Adviser to enter into, effect or authorize, as applicable, such brokerage or other transactions and to enter into any related agreements or documentation, in the name of the Trust, as authorized signatory (including, without limitation, loan agreements and assignment agreements and amendments and waivers thereto) with counterparties and/or service providers deemed by the Sub-Adviser to be desirable and appropriate to effect the transactions contemplated hereunder with respect to the Sub-Advised Assets, in each case in accordance with Section 2(c) hereto and the Governing Documents, Procedures, Registration Statement and Investment Guidelines, and any specific or express instructions by the Investment Adviser and/or the Trust.

To the extent the Sub-Adviser invests in a derivative instrument with respect to the Sub-Advised Assets, including but not limited to swaps, futures, options, credit linked notes and foreign exchange contracts, the Sub-Adviser will execute such derivatives trades with Brokers approved by the Investment Adviser. The Sub-Adviser will assist the Investment Adviser in selecting Brokers for approval and opening accounts with such Brokers on behalf of the Trust. For the avoidance of doubt, the Sub-Adviser shall only invest in derivative instruments on behalf of the Trust upon receipt of a written request and instruction from the Investment Adviser.

Subject to receipt of a prior written request and instruction from the Investment Adviser, and in each case only as permitted by the Procedures, a Broker affiliated with the Sub-Adviser shall be used only in transactions permissible under applicable laws, rules and regulations, including, without limitation, the 1940 Act and the Advisers Act and the rules and regulations promulgated thereunder.

All securities and other property purchased or sold for the Trust shall remain in the direct or indirect custody of the Trust’s custodian, in accordance with applicable custody rules, regulations and guidance under the 1940 Act. The Investment Adviser and the Trust authorize the Sub-Adviser to direct the custodian for the Trust to open and maintain accounts for trading in securities and other investments (all such accounts hereinafter called “custody accounts”) for and in the name of the Trust. In addition, in connection with establishing such custody accounts, the Sub-Adviser will assist the Investment Adviser and the Trust, as necessary, to execute for the Trust reasonable and customary customer agreements and other documentation in connection therewith, such as control agreements, collateral or margin agreements, International Swap and Derivatives Association (ISDA) agreements and futures and options account agreements, with Brokers as the Sub-Adviser and/or Investment Adviser shall select as provided above.

Subject to applicable law, including the custody requirements under the 1940 Act, the Sub-Adviser may, using such of the securities and other investments of the Sub-Advised Assets as the Sub-Adviser deems necessary or desirable, direct the custodian to deposit for the Trust original and maintenance brokerage and margin deposits and otherwise direct payments of cash, cash equivalents and securities and other property into such custody accounts and to such Brokers or to a collateral account established with the custodian as the Sub-Adviser deems desirable or appropriate and as is required by applicable law. The Sub-Adviser shall cause all securities and other property purchased or sold for the Sub-Advised Assets to be settled at the place of business of the custodian or as the custodian shall otherwise direct. All securities and other property of the Sub-Advised Assets shall remain in the direct or indirect custody of the custodian, except as otherwise permitted by applicable law. The Sub-Adviser shall notify the custodian as soon as practicable of the necessary information to enable the custodian to effect such purchases and sales.

In connection with any purchase and sale of securities or other instruments for the Sub-Advised Assets, the Sub-Adviser will arrange for the transmission to the custodian on a daily basis such confirmation, affirmation, trade tickets, and other documents and information, including, but not limited to, CUSIP, Sedol, or other numbers that identify the securities or other instruments to be purchased or sold on behalf of the Trust, as may be reasonably necessary to enable the custodian to perform its custodial, administrative, and recordkeeping responsibilities with respect to the Trust. Copies of such confirmations, trade tickets, and other documents and information shall be provided concurrently to the Trust’s administrator. With respect to securities or other instruments to be settled through the custodian, the Sub-Adviser will arrange for the prompt transmission of the confirmation and affirmation of such trades to the custodian. The parties acknowledge that the Sub-Adviser is not a custodian of the Trust’s assets and at no time will the Sub-Adviser have possession, custody or physical control of such assets.

If the Sub-Adviser becomes aware of a potential problem with a Broker, its related parties or their associated controls (such as the financial or liquidity problems or failures to appropriately segregate client assets) that, if true, could adversely affect the Trust, the Sub-Adviser shall promptly (and, in any case, within forty-eight (48) hours) notify the Investment Adviser of the nature of such potential problem.

r.                    On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of the Trust as well as other clients of the Sub-Adviser, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, aggregate the securities or other investments to be purchased or sold to attempt to obtain a more favorable price, lower transaction costs and/or efficient execution. In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be consistent with its fiduciary obligations to the Trust and its other clients. The Sub-Adviser shall maintain policies and procedures that are reasonably designed to fairly allocate and sequence trades among the Trust and its other clients and will provide the Investment Adviser with a copy of such policies and procedures and any material amendments thereto. The Sub-Adviser agrees to provide such documentation and/or information to the Investment Adviser and the Trust as reasonably requested to allow the Investment Adviser and the Trust to determine whether orders for the Trust have been aggregated and/or allocated equitably.

s.                   Will comply with the terms of the co-investment exemptive relief obtained by the Sub-Adviser with respect to any joint transactions, which would be prohibited but for such relief, by the Trust with other funds or accounts that may be affiliated with the Sub-Adviser under the 1940 Act, and will provide the Board and the Investment Adviser any information they may reasonably request in connection therewith.

t.                    Will promptly review each holdings reconciliation report relating to the Sub-Advised Assets that it receives from the Trust’s custodian and/or accounting agent and use commercially reasonable efforts to resolve all open reconciliation items, including trade breaks, cash breaks related to trades and corporate actions (including cash interest payments) and other cash discrepancies, contained in such report promptly (and, in any case, within one business day) after the time as of which the Sub-Adviser receives such report. The Sub-Adviser will promptly notify the Investment Adviser and the Trust of any errors or discrepancies, including, without limitation, trade breaks and cash breaks, in the holdings reconciliation reports, which have not been resolved within one business day after the time as of which the Sub-Adviser becomes aware of any such errors or discrepancies. In the event of a trade or other error, the Sub-Adviser shall also provide written notice to the Investment Adviser that sufficiently describes the error and the action to be taken to prevent future occurrences of that type of error or, alternatively, a statement that the Sub-Adviser has reviewed the relevant controls, and has determined those controls are reasonably designed to prevent additional errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws), and as such, no further action is required. Further, the Sub-Adviser shall provide reasonable access to the Investment Adviser and the Trust, or their agents, to documents and information related to any error and the Sub-Adviser’s analysis and correction thereof. The correction of all errors impacting the Trust must be corrected to the reasonable satisfaction of the Investment Adviser and the Trust. The Sub-Adviser will reimburse the Trust for costs, losses or damages incurred arising out of or resulting from an error, if any, caused by the bad faith, willful misfeasance or gross negligence by the Sub-Adviser in the performance (whether by act or omission) of its obligations or duties under this Agreement or by reason of reckless disregard of its obligations or duties hereunder; provided, however, that: (i) if there is a good faith dispute among the parties regarding the cause(s) of an error and the appropriate remedial action, the Investment Adviser and the Sub-Adviser shall cooperate reasonably to resolve the dispute and how to properly reimburse the Trust for the error; and (ii) the Sub-Adviser shall not be required to reimburse the Trust for any costs, losses or damages to the extent they result from a failure of the custodian, the Investment Adviser or any other agent, representative, counterparty or service provider of the Trust. It is acknowledged and agreed that any error that results in a gain to the Trust shall inure to the benefit of the Trust and shall not provide any offset against any liability of the Sub-Adviser under this Agreement.

u.                  On each business day, will provide to the Trust’s custodian, accounting agent and Investment Adviser information relating to all transactions concerning the Sub-Advised Assets and any such additional information with respect to such assets that is reasonably requested by the Investment Adviser.

v.                   Will cooperate with and provide reasonable assistance to the Board, the Investment Adviser, the Trust’s custodian and foreign sub-custodians, the Trust’s transfer agent, accounting agent, pricing agents, independent auditors, collateral managers and all other agents and representatives of the Trust or the Investment Adviser, provide such information with respect to the Trust as any of them may reasonably request from time to time in the performance of their respective obligations to the Trust and the Investment Adviser, provide prompt responses to reasonable requests made by such persons, and establish appropriate interfaces with each so as to promote the efficient and timely exchange of information.

w.                 Upon request, will provide reasonable assistance to the Investment Adviser with respect to the annual audit and semi-annual review of the Trust’s financial statements, including, but not limited to, (i) providing Broker or other appropriate contacts as needed for obtaining trade confirmations; (ii) providing copies of term loans and swap agreements and other applicable documentation within a reasonable time upon request by the Investment Adviser; (iii) providing reasonable assistance in obtaining trade confirmations in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such confirmations directly from the Brokers or other contacts; and (iv) providing input for valuation of investments that are not readily ascertainable in the event the Trust or the Trust’s independent registered public accounting firm is unable to obtain such market quotations or valuation through independent means.

x.                   Will not, without the written consent of the Investment Adviser, consult with any third party, including any other sub-adviser to the Trust or any other investment company or investment company series for which the Investment Adviser serves as its investment adviser, regarding transactions for the Trust in securities and other investments, unless necessary to effect such transactions.

y.                   Without limiting the Sub-Adviser’s liability to the Investment Adviser or third parties hereunder, and not to be impaired by or impair any indemnification or limitation of liability provisions hereof, the Sub-Adviser agrees to maintain at all times all forms and amounts of insurance coverage as would be commercially reasonable and consistent with then-current industry practices based upon its responsibilities under this Agreement and the amount of assets then managed by the Sub-Adviser; provided that the Investment Adviser and Sub-Adviser shall mutually agree upon the terms, including seniority, of any such insurance coverage.

Prior to the performance of any services or the commencement of any work under this Agreement, the Sub-Adviser shall furnish the Investment Adviser with a certificate of insurance, which provides evidence of the required insurance coverage and names the Investment Adviser, its agents, officers, associates and assigns as additional insured. The Sub-Adviser agrees to provide, directly to the Investment Adviser, thirty (30) days’ advance written notice before termination, change or cancellation of coverage takes effect for such policies evidenced on such certificate, regardless of whether canceled by the Sub-Adviser.

z.                   Will be responsible for the maintenance and repair of any tool provided by the Sub-Adviser to the Investment Adviser to transmit portfolio level information to the Investment Adviser for use with the services provided hereunder.

aa.              To the extent not otherwise identified in this Agreement, will supply such other information and documentation to the Investment Adviser and permit such compliance inspections by the Investment Adviser or the Trust as shall be reasonably necessary to permit the Investment Adviser and the Trust, and their respective service providers, to satisfy their respective obligations.

bb.             Will cooperate with the Investment Adviser in curing any regulatory or compliance breaches or breaches of this Agreement as promptly as reasonably possible. The Sub-Adviser will promptly notify the Investment Adviser upon its reasonable belief, following due inquiry, that a material violation of the 1940 Act by the Sub-Adviser occurred. The Sub-Adviser will promptly notify the Investment Adviser upon its reasonable belief, following due inquiry, that a breach by the Sub-Adviser of the terms governing the performance of its duties contained herein or otherwise described within the Governing Documents, the Procedures, the Registration Statement and other Investment Guidelines occurred; provided that all such documents or agreements, as may be amended or supplemented from time to time, are made available by the Investment Adviser to the Sub-Adviser.

3.                  Reporting. The Investment Adviser and the Sub-Adviser agree that, to the extent applicable, only the Sub-Adviser will exercise “investment discretion” with respect to the Sub-Advised Assets within the meaning of Section 13(f) of the Exchange Act and that the Sub-Adviser shall be responsible for filing any required reports pursuant to Section 13(f) and the rules and regulations thereunder with respect to the Sub-Advised Assets, as well as any applicable foreign, state and/or local reporting requirements with respect to the Sub-Advised Assets. In addition, the Investment Adviser and the Sub-Adviser agree that only the Sub-Adviser will exercise “voting power” and “investment power” with respect to the Sub-Advised Assets within the meaning of Rule 13d-3 under the Exchange Act and the Sub-Adviser shall be responsible for filing any reports pursuant to Sections 13(d) and 13(g) of the Exchange Act and the rules and regulations thereunder. In addition to ownership reporting under Section 13 of the Exchange Act, the Investment Adviser and the Sub-Adviser agree that the Sub-Adviser will be responsible for all global ownership reporting requirements relating to the Sub-Advised Assets as the Sub-Adviser has both “voting power” and “investment power” with respect to the Sub-Advised Assets. The Sub-Adviser acknowledges that the Investment Adviser does not invest for management or control and that the Investment Adviser expressly relies on its status as a passive investor in filing ownership reports on Schedule 13G under the Exchange Act.

4.                  Proxy Voting. The Investment Adviser hereby delegates to the Sub-Adviser its discretionary authority to exercise voting rights with respect to the Sub-Advised Assets. The Sub-Adviser will use commercially reasonable efforts to vote all proxies with respect to the Sub-Advised Assets in accordance with the Sub-Adviser’s proxy voting policies, as most recently provided to the Investment Adviser and the Trust.

The Sub-Adviser agrees that its proxy voting policies will comply with any applicable rules or regulations promulgated by the SEC. The Sub-Adviser will maintain and preserve a record, in an easily accessible place for a period of not less than three (3) years (or longer, if required by law), of the Sub-Adviser’s voting procedures, of the Sub-Adviser’s actual votes, and such other information required for the Trust to comply with any applicable rules or regulations promulgated by the SEC. The Sub-Adviser will deliver such record to the Investment Adviser (or any of its authorized representatives) and to the Trust on a quarterly basis (or more frequently, upon reasonable request). The Sub-Adviser will provide the Investment Adviser with a copy of the policies and procedures that the Sub-Adviser uses to determine how to vote proxies relating to the Sub-Advised Assets.

5.                  Compensation. The Investment Adviser will pay the Sub-Adviser a subadvisory fee with respect to the services provided by the Sub-Adviser hereunder, payable monthly in arrears, at the annual rate specified in Schedule A to this Agreement as compensation for services rendered by the Sub-Adviser during the preceding month. Such fees shall be accrued daily on daily net Sub-Advised Asset levels and the daily rate shall be computed based on the actual number of days per year. For purposes hereof, net Sub-Advised Asset levels shall be determined in the manner set forth in the Trust’s Declaration of Trust and Registration Statement. The Investment Adviser will be solely responsible for paying any sub-advisory fees due and owing the Sub-Adviser and the Trust shall not incur any liability for any such sub-advisory fees. In the case of termination of this Agreement during any calendar month, the sub-advisory fee with respect to the Sub-Advised Assets accrued to, but excluding the date of termination (as of the open of business), shall be paid as promptly as practicable following such termination.

6.                  Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, including, but not limited to (a) expenses of all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement, and (b) expenses of administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. Except as may otherwise be agreed by the Investment Adviser, the Sub-Adviser and the Trust, the Sub-Adviser shall not be responsible for the Trust’s expenses, including, but not limited to, the cost of securities, derivatives, commodities and other investments purchased for the Trust and any losses incurred therewith, brokerage commissions and other transaction charges incurred in connection with such investments, and expenses of custody of such investments. Except as set forth in this Agreement to the contrary or as may otherwise be agreed by the Investment Adviser, the Sub-Adviser and the Trust, neither the Investment Adviser, the Sub-Adviser nor the Trust shall be responsible for any other party’s expenses.

7.                  Arrangements. The Sub-Adviser may, from time to time, employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Trust which would constitute an assignment of this Agreement or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Trust nor the Investment Adviser shall have any obligations with respect thereto. The Sub-Adviser shall notify the Investment Adviser and the Trust prior to engaging any third party (including any affiliate or subsidiary of the Sub-Adviser) to perform any portion of the services of the Sub-Adviser under this Agreement, and, in all cases, the Sub-Adviser shall remain fully responsible for all services provided for the Sub-Adviser under this Agreement by any such third party.

8.                  Information Concerning the Sub-Adviser. The Sub-Adviser will promptly inform the Investment Adviser of (a) any material changes in portfolio managers responsible for the day-to-day management of the Sub-Advised Assets managed by the Sub-Adviser on behalf of the Trust; (b) the departure from the Sub-Adviser’s employ of any of its key personnel or individuals responsible for its management operations or the incapacity of any such person to perform their work functions at a reasonable level for a period in excess of thirty (30) days; (c) any changes in the ownership or management of the Sub-Adviser; (d) any material changes in the ownership or management of the Sub-Adviser’s direct or indirect parent companies; (e) any changes in the control of the Sub-Adviser; (f) the Sub-Adviser’s failure to maintain its registration as an investment adviser under the Advisers Act; (g) any material compliance matters (as defined in Rule 38a-1 under the 1940 Act) with respect to the Sub-Adviser and any material changes to the Sub-Adviser’s policies and procedures related to its activities pursuant to this Agreement, including compliance and investment policies and procedures; (h) service upon the Sub-Adviser or other receipt of notice of any action, suit, proceeding, inquiry or investigation before any court, governmental entity, public board or body involving the affairs of the Trust, the Investment Adviser or the Sub-Adviser; (i) the

initiation of any litigation that could materially impair the Sub-Adviser’s ability to perform its obligations under this Agreement or have a material impact on the reputation or operations of the Sub-Adviser; (j) the initiation of any investigation, examination or request of the Sub-Adviser by regulators of competent jurisdiction involving the affairs of the Trust, the Investment Adviser or, to the extent related to the services provided hereunder, the Sub-Adviser; (k) the detection by the Sub-Adviser of any trade error in connection with its management of the Sub-Advised Assets (in which case notice will be delivered no later than one (1) business day after the time as of which the Sub-Adviser becomes aware of such trade error; provided, however, that the Sub-Adviser will commence action to correct any such trade error promptly upon detection); (l) the Sub-Adviser or any direct or indirect parent company thereof makes an assignment implicating the Sub-Adviser for the benefit of creditors, files a voluntary petition in bankruptcy, or is otherwise adjudged bankrupt or insolvent by a court of competent jurisdiction, and (m) any other actions or circumstances that could materially impair the Sub-Adviser’s ability to perform its obligations under this Agreement or prevent the lawful offer or sale of shares of the Trust.

9.                  Regulatory Requests or Actions. The Sub-Adviser will submit to all regulatory and administrative bodies having jurisdiction over the services provided by it pursuant to this Agreement including any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations. The parties to this Agreement agree to cooperate in a reasonable manner in the event that any of them should become involved in legal, administrative, judicial or regulatory actions, claims or suits as a result of performing its obligations under this Agreement.

10.              Books and Records. The records relating to the services provided by the Sub-Adviser under this Agreement shall be the property of the Trust and shall be under its control; provided, however, that the Trust shall furnish to the Sub-Adviser such records and permit the Sub-Adviser to retain such records (either in original or in duplicate form) as the Sub-Adviser shall reasonably require in order to carry out its duties and to the extent required for it to comply with applicable laws. In the event of the termination of this Agreement, any such records in the possession or control of the Sub-Adviser shall promptly be returned to the Trust by the Sub-Adviser, free from any claim or retention of rights therein. The Investment Adviser will endeavor to give the Sub-Adviser adequate notice of a need to obtain any such records; provided, however, in the event of a regulatory examination of the Trust or the Investment Adviser, the Sub-Adviser will make all requested records available at the Investment Adviser’s place of business within two (2) business days of such request. Notwithstanding anything to the contrary herein, the Sub-Adviser agrees to preserve, for the periods prescribed by Rule 31a-2 under the 1940 Act, the records relating to its activities hereunder required to be maintained by Rule 31a-1 under the 1940 Act and to preserve the records relating to its activities hereunder required by Rule 204-2 under the Advisers Act for the period specified therein. Notwithstanding the foregoing, the Sub-Adviser has no responsibility for the maintenance of the records of the Trust, except for those related to the Sub-Advised Assets.

11.              Confidential Information. For purposes hereof, “Confidential Information” means any information disclosed by or on behalf of one party to the other that is marked or otherwise identified as proprietary or confidential at the time or disclosure or that by its nature would be understood by a reasonable person to be proprietary or confidential. Each party agrees on its behalf and on behalf of its affiliates that it will (a) use Confidential

Information solely for purposes of providing the services contemplated in this Agreement (the “Purpose”), and (b) will treat as strictly confidential and not disclose to any third party any Confidential Information, including any information related to the Trust and the investment activities or holdings of the Trust. Each party and their respective employees further agree to not use knowledge of non-public information regarding the Trust’s portfolio as a basis to place or recommend any securities transactions for its own benefit to the detriment of the Trust. Each party further agrees that it will restrict access to each other party’s Confidential Information to those employees, board members and other service providers or agents of such party who will use the information exclusively for the Purpose. Each party (the “disclosing party”) will disclose such information of any other party to any other person (the “receiving party”) only if the other party has authorized such disclosure or such disclosure is expressly required or requested by law, rule or regulation or by a valid court order (including, for the avoidance of doubt, at the request of any governmental, regulatory or self-regulatory authority or other authority of competent jurisdiction). The foregoing shall not prevent a disclosing party from disclosing information to a receiving party that (1) has previously become or is generally known, unless it has become generally known through a breach of this Agreement or (to the knowledge of the disclosing party) a similar confidentiality or non-disclosure agreement; (2) was already rightfully known to the receiving party prior to being disclosed by or obtained from the disclosing party as evidenced by written records kept in the ordinary course of business or by proof of actual use by the receiving party; (3) has been or is hereafter rightfully received by the receiving party from a third person without restriction or disclosure and without breach of a duty of confidentiality to the other party; or (4) has been independently developed by the receiving party without access to the Confidential Information of the other party. It will be presumed that any Confidential Information in a receiving party’s possession is not within exceptions (2), (3) or (4) above, and the burden will be upon the receiving party to prove otherwise by records and documentation. The Sub-Adviser agrees that (i) any third party or affiliate that provides services pursuant to this Agreement shall be subject to these confidentiality provisions and be provided with only the Confidential Information necessary for it to perform such services and (ii) the Sub-Adviser will remain responsible for the breach of this provision by such third party or affiliate. Each party shall take commercially reasonable steps to prevent unauthorized access to the other party’s Confidential Information, and each party shall promptly notify the other in writing upon learning of any unauthorized disclosure or use of the other party’s Confidential Information by such party or its agents.

12.              Standard of Care, Liability and Indemnity.

a.                  Standard of Care and Liability. Subject to Sections 12(b) and 12(c) hereof, in rendering services in accordance with the terms of this Agreement, the Sub-Adviser will fully and faithfully discharge all of its obligations, duties and responsibilities in its capacity as Sub-Adviser solely in the best interests of the Trust and its shareholders, exercising its best judgment, in good faith and using reasonable care, and acting in a manner consistent with applicable laws and regulations and in accordance with this Agreement and the Governing Documents, Investment Guidelines and Procedures. The Sub-Adviser shall not use any process or procedure in discharging its obligations under this Agreement that it believes is inferior to any process or procedure that it uses to discharge similar obligations for other accounts.

b.                  The Sub-Adviser. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser with respect to the Trust, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Investment Adviser, all affiliated persons thereof and all controlling persons thereof (as described in Section 15 of the Securities Act of 1933 (the “1933 Act”)) (collectively, the “Investment Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Investment Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the CEA or under any other statute, at common law or otherwise, arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations under this Agreement or (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Trust, or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Investment Adviser or the Trust by a Sub-Adviser Indemnitee (as defined below) for use therein.

If indemnification is sought pursuant to this Section 12(b), then the Investment Adviser Indemnitees shall promptly notify the Sub-Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Sub-Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Sub-Adviser shall not relieve the Sub-Adviser from any liability that it may otherwise have to the Investment Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Sub-Adviser or the Investment Adviser Indemnitees with respect to such claim. Following such notification, the Sub-Adviser may elect in writing to assume the defense of such action or proceeding, provided that the Sub-Adviser shall not be entitled to assume the defense if a material conflict exists. Upon such election, the Sub-Adviser shall not be liable for any legal costs incurred by the Investment Adviser Indemnitees (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Sub-Adviser has failed to provide counsel reasonably satisfactory to the Investment Adviser Indemnitees in a timely manner or (ii) counsel provided by the Sub-Adviser reasonably determines that its representation of the Investment Adviser Indemnitees would present it with a conflict of interest. Notwithstanding the foregoing, the Investment Adviser Indemnitees shall be entitled to employ separate counsel at their own expense and, in such event, the Investment Adviser Indemnitees may participate in such defense as they deem necessary. The Sub-Adviser shall in no case confess any claim or make any compromise in any case in which the Investment Adviser Indemnitees may be required to admit fault or wrongdoing except with the Investment Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Upon request and at the Sub-Adviser’s expense, the Investment Adviser shall provide reasonable assistance to the Sub-Adviser so that the Sub-Adviser can defend against such claim, action or proceeding. If the Sub-Adviser does not elect to assume the defense of such action or proceeding, (i) the Investment Adviser Indemnitees shall in no case confess any claim or make any compromise in any case in which the Sub-Adviser may be required to indemnify them except with the Sub-Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and (ii) upon request and at the Sub-Adviser’s expense, the Sub-Adviser shall provide reasonable assistance to the Investment Adviser Indemnitees so that the Investment Adviser Indemnitees can defend against such claim, action or proceeding.

c.                   The Investment Adviser and the Trust. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Investment Adviser with respect to the Trust, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Investment Adviser for, and the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof and all controlling persons thereof (as described in Section 15 of the 1933 Act) (collectively, the “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the CEA or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Investment Adviser in the performance of any of its duties or obligations under this Agreement or (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Trust, or the omission to state therein a material fact known to the Investment Adviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished in writing to the Investment Adviser or the Trust by a Sub-Adviser Indemnitee for use therein.

If indemnification is sought pursuant to this Section 12(c), then the Sub-Adviser Indemnitees shall promptly notify the Investment Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Investment Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Investment Adviser shall not relieve the Investment Adviser from any liability that it may otherwise have to the Sub-Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Investment Adviser or the Sub-Adviser Indemnitees with respect to such claim. Following such notification, the Investment Adviser may elect in writing to assume the defense of such action or proceeding, provided that the Investment Adviser shall not be entitled to assume the defense if a material conflict exists. Upon such election, the Investment Adviser shall not be liable for any legal costs incurred by the Sub-Adviser Indemnitees (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Investment Adviser has failed to provide counsel reasonably satisfactory to the Sub-Adviser Indemnitees in a timely manner or (ii) counsel provided by the Investment Adviser reasonably determines that its representation of the Sub-Adviser Indemnitees would present it with a conflict of interest. Notwithstanding the foregoing, the Sub-Adviser Indemnitees shall be entitled to employ separate counsel at their own expense and, in such event, the Sub-Adviser Indemnitees may participate in such defense as they deem necessary. The Investment Adviser shall in no case confess any claim or make any compromise in any case in which the Sub-Adviser Indemnitees may be required to admit fault or wrongdoing except with the Sub-Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Upon request and at the Investment Adviser’s expense, the Sub-Adviser shall provide reasonable assistance to the Investment Adviser so that the Investment Adviser can defend against such claim, action or proceeding. If the Investment Adviser does not elect to assume the defense of such action or proceeding, (i) the Sub-Adviser Indemnitees shall in no case confess any claim or make any compromise in any case in which the Investment Adviser may be required to indemnify them except with the Investment Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and (ii) upon request and at the Investment Adviser’s expense, the Investment Adviser shall provide reasonable assistance to the Sub-Adviser Indemnitees so that the Sub-Adviser Indemnitees can defend against such claim, action or proceeding.

13.              Term, Termination, Renewal and Amendment.

a.                  Unless sooner terminated in accordance with this Section 13, this Agreement shall continue in effect until January 31, 2027. It shall thereafter continue automatically for successive annual periods, provided that such continuance shall be specifically approved at least annually (i) by a vote of the Board or by vote of a majority of outstanding voting securities of the Trust and (ii) by vote of a majority of the trustees who are not interested persons (as defined in the 1940 Act) of the Trust or of any person party to this Agreement, in accordance with Section 15(c) of the 1940 Act.

b.                  This Agreement may be amended in writing at any time by the Sub-Adviser and the Investment Adviser, subject to approval by the Board (including approval by those trustees that are not interested persons of the Trust) in accordance with Section 13(a) and, if required by the 1940 Act or applicable rules and regulations, a vote of a majority of the Trust’s outstanding voting securities; provided, however, that, notwithstanding the foregoing, this Agreement may be amended or terminated in accordance with any exemptive order issued to the Investment Adviser, the Trust or its or their respective affiliates.

c.                   This Agreement may be terminated at any time, without payment of any penalty: (i) by the Board, or by a vote of a majority of the outstanding voting securities of the Trust, upon sixty (60) days’ prior written notice to the Adviser and the Sub-Adviser; (ii) by the Investment Adviser, upon sixty (60) days’ prior written notice to the Sub-Adviser and the Trust; or (iii) by the Sub-Adviser upon sixty (60) days’ prior written notice to the Adviser and the Trust. This Agreement shall terminate automatically and immediately upon termination of the Investment Advisory Agreement. This Agreement shall also terminate automatically and immediately in the event of its assignment (as defined in the 1940 Act).

d.                  This Agreement may be terminated immediately by the Investment Adviser for “Cause,” which is defined as any of the following events: (i) the Sub-Adviser commits a material breach of the terms of this Agreement; (ii) the Sub-Adviser becomes subject to a change of control (as defined in the 1940 Act, subject to applicable exemptive rules and no-action guidance thereunder), by merger, acquisition or otherwise, or a sale of all or substantially all of its assets; provided, however, that the “Sunset Date” (which will not be later than December 31, 2026), as further described in the public reporting for KKR & Co. Inc. (the “KKR Parent Company”), will not constitute a change of control giving rise to Cause hereunder; (iii) the KKR Parent Company liquidates, winds down, disposes of or sells all or substantially all of its wealth management business in the United States; (iv) the KKR Parent

Company liquidates, winds down, disposes of or sells all or substantially all of its private credit business; (v) the Sub-Adviser or the KKR Parent Company thereof becomes insolvent or is the subject, voluntarily or involuntarily, of a bankruptcy proceeding, receivership, administration or similar proceeding; (vi) the Sub-Adviser has committed (as determined by the Board, in consultation with reputable legal counsel, in its reasonable discretion) any willful misfeasance, bad faith, gross negligence, reckless disregard of its duties, fraud, misappropriation of funds or breach of fiduciary duty; (vii) the Sub-Adviser is disqualified from serving in such capacity pursuant to Section 9(a) of the 1940 Act, in the absence of receiving an exemptive order under Section 9(c) of the 1940 Act; (viii) the Sub-Adviser is disqualified from serving in such capacity pursuant to Section 9(b) of the 1940 Act; (ix) the Sub-Adviser or the KKR Parent Company becomes subject to any civil, criminal or administrative action, suit, charge, arbitration, mediation, claim, investigation, examination, inspection, audit or proceeding that would materially impair the Sub-Adviser’s ability to perform its obligations hereunder; (x) the Sub-Adviser or the KKR Parent Company becomes subject to any event or condition that reasonably would cause a material detrimental effect on the reputation, operations or goodwill of the Sub-Adviser; and/or (xi) the Sub-Adviser’s co-investment exemptive relief, as it relates to use by the Trust, is rescinded by the SEC, unless any such rescission is in connection with the adoption of a rule of general applicability providing for comparable exemptive relief.

e.                  The Investment Adviser will terminate its advisory relationship with the Trust if this Agreement is terminated by the Board or the Investment Adviser or is otherwise not renewed by the Board, in either case other than for Cause (as defined above). If the Sub-Adviser resigns at any time and for any reason, however, the Investment Adviser is not required to terminate its advisory relationship with the Trust. Upon the termination or non-renewal of this Agreement for any reason, or upon the termination of the relationship of any party hereto with the Trust, the parties agree to cooperate and to give reasonable assistance to one another in effecting an orderly transition of the services contemplated hereunder.

f.                    In the event of termination or other expiration of this Agreement, Sections 2(g), 2(o), 2(x), 6, 9, 10, 11, 12, 13(f), 14, and 17(a)-(j) shall survive such termination or other expiration; provided, however, that (1) Section 14(c) shall survive for a period of five (5) years after the date of termination or other expiration of this Agreement and (2) all of the provisions of this Agreement shall survive the termination or other expiration of this Agreement with respect to any obligation accruing or arising before such termination or other expiration. Termination or other expiration of this Agreement shall immediately and unconditionally revoke any and all powers of attorney granted to the Sub-Adviser hereunder.

14.              Use of Names.

a.                  Use of Sub-Adviser Name. The Sub-Adviser or its affiliates own all worldwide rights to the “KKR” trademark and logo (collectively, the “KKR Brand”). The Sub-Adviser has granted a worldwide non-exclusive license to the Investment Adviser and the Trust to use the KKR Brand as a trademark and logo in connection with marketing, promoting and operating the Trust. Neither the Investment Adviser nor the Trust shall register or use the KKR Brand as a corporate name, domain name, ticker symbol or social media identifier without the Sub-Adviser’s prior written consent. The Investment Adviser and Fund shall use the Brand only in accordance with any guidelines provided by the Sub-Adviser. The

Investment Adviser and the Trust shall obtain the Sub-Adviser’s prior consent (which consent shall not be unreasonably withheld) for any materials bearing the KKR Brand, or any proposed uses or variations of the KKR Brand or combinations of the KKR Brand with other terms or marks, unless the general form and scope of such use have been previously reviewed and approved by the Sub-Adviser. Notwithstanding the foregoing, the consent of the Sub-Adviser shall not be required for any use of the KKR Brand, which (i) refers in accurate and factual terms to the name of the Sub-Adviser in connection with its role with respect to the Trust, (ii) refers to the KKR Brand in the name of the Trust or (iii) is required by any regulatory, governmental or judicial authority. The Sub-Adviser may terminate the license immediately upon written notice for any reason, including for (i) any breach of the license by the Investment Adviser or the Trust or (ii) the termination of this Agreement. Except to the extent required by applicable law, the Investment Adviser and the Trust shall immediately cease all use of the KKR Brand after such termination. Neither the Investment Adviser nor the Trust shall challenge or contravene the validity of, or the Sub-Adviser’s worldwide ownership of the KKR Brand, nor take (or fail to take) any action that may damage the KKR Brand. All goodwill arising from the Trust’s or the Investment Adviser’s use of the KKR Brand shall inure solely to the benefit of the Sub-Adviser. Neither the Investment Adviser nor the Trust may sublicense or assign this license without the prior consent of the Sub-Adviser, and any purported transaction in violation of the foregoing shall be null and void. For clarity, a change of control, assumption in bankruptcy, merger or reorganization of the Trust or the Investment Adviser shall be deemed an “assignment” of the above license, even if it is not deemed an assignment under applicable law.

b.                  Use of Investment Adviser and Trust Names. The Sub-Adviser acknowledges and agrees that the Investment Adviser or its affiliates own all right, title and interest in and to the names, trademarks, tradenames and service marks “American Funds,” “Capital Group,” “Capital Research and Management Company,” and any derivatives thereof and any logos associated therewith, and own (or will own prior to use) all other trademarks, tradenames and service marks that may be used by the Investment Adviser in performing its obligations under this Agreement (collectively, including any combinations or derivations thereof, the “Adviser Brand”). The Investment Adviser hereby grants to the Sub-Adviser and its affiliates a non-exclusive, non-transferable, non-sublicensable, royalty-free and worldwide license to use the Adviser Brand in connection with the Sub-Adviser’s performance of the services contemplated under this Agreement, subject to the terms and conditions set forth herein. Prior to using the Adviser Brand in any manner, the Sub-Adviser shall submit all proposed uses to the Investment Adviser for prior written approval (which approval shall not be unreasonably withheld), unless the general form and scope of such use have been previously reviewed and approved by the Investment Adviser. Notwithstanding the foregoing, the approval of the Investment Adviser shall not be required for any use of the Adviser Brand which (i) merely refers in accurate and factual terms to the name of the Investment Adviser in connection with its role with respect to the Trust or (ii) is required by any regulatory, governmental or judicial authority. The Investment Adviser reserves the right to terminate this license immediately upon written notice for any reason. Notwithstanding the foregoing, the term of the license granted under this Section shall be for the term of this Agreement only, including renewals and extensions, and the right to use the Adviser Brand as provided herein shall terminate immediately upon the termination of this Agreement or the investment subadvisory relationship between the Investment Adviser and the Sub-Adviser. The Sub-Adviser agrees that the Investment Adviser or its affiliates are the sole owners of the Adviser Brand, and any and all goodwill in the Adviser Brand arising from the use of the Adviser Brand shall inure solely to the benefit of the Investment Adviser. Without limiting the foregoing, this license shall have no effect on the Trust’s ownership rights of the works within which the Adviser Brand shall be used.

c.                   Non-Disparagement. Each party represents and warrants that it will not make, or cause or allow any of its affiliates to make, any oral or written statement to any third party that disparages, defames or reflects adversely upon the other parties hereto or their respective affiliates. Notwithstanding the foregoing, nothing contained in this Agreement shall preclude the parties from: (a) statements by the Trust or the Investment Adviser in connection with termination of the Sub-Adviser for Cause; (b) making truthful statements, in good faith, in response to any inquiries under oath or in response to an inquiry by a governmental or regulatory agency; (c) communicating with a governmental or regulatory agency regarding a possible violation of applicable law; or (d) enforcing or defending any rights hereunder or in any other agreement between the parties or their respective affiliates.

15.              Sub-Adviser Representations and Warranties. The Sub-Adviser represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it; (b) it has full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, and any individuals whose signatures are affixed to this Agreement on behalf of the Sub-Adviser have full authority and power to execute this Agreement on its behalf; (c) the execution, delivery and performance of this Agreement by the Sub-Adviser does not contravene or constitute a default under any provision of applicable law, rule or regulation applicable to the Sub-Adviser, the Sub-Adviser’s governing instruments or any agreement, judgment, injunction, order, decree or other instruments binding upon the Sub-Adviser; (d) this Agreement is enforceable against the Sub-Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditor rights and to general principles of equity; (e) there are no actions, suits, proceedings or investigations by or before any court, administrative panel or other governmental, regulatory or self-regulatory authority pending or, to its knowledge, threatened against it, which could reasonably be expected to result in a material adverse effect on the Trust or in a material adverse change in the Sub-Adviser’s financial or business prospects, or which could reasonably be expected to materially impair the Sub-Adviser’s ability to discharge its obligations under this Agreement, except any such actions, suits, proceedings or investigations heretofore disclosed to the Investment Adviser by the Sub-Adviser; (f) it is duly registered as an investment adviser under the Advisers Act and will remain duly registered as an investment adviser under all applicable federal and state securities laws for so long as this Agreement remains in force and effect; (g) it shall perform its obligations hereunder in accordance with the 1940 Act, Advisers Act and all other applicable laws; (h) neither it nor any of its affiliated persons (as defined in Section 2(a)(3) of the 1940 Act) is disqualified from serving as an investment adviser to a registered investment company pursuant to Section 9 of the 1940 Act; (i) it has all governmental, regulatory, self-regulatory and exchange licenses, registrations, memberships and approvals required to act as subadviser to the Trust and it will obtain and maintain any such required licenses, registrations, memberships and approvals; (j) it has provided the Investment Adviser with a full and complete copy of its Form ADV and will, as promptly as reasonably practicable, after making any amendment to its Form ADV, furnish a copy of such amendment to the

Investment Adviser; (k) it has in place, and shall have in place during the entire term of this Agreement, a business continuity plan, which may be updated from time to time, that governs the Sub-Adviser’s treatment of (1) material data processed by the Sub-Adviser’s computer system in the performance of its duties hereunder and the retrieval of any such material data from the Sub-Adviser’s back-up facilities and (2) the performance of its duties under this Agreement relating to contingency planning, disaster recovery, back-up processing, recovery time objective, resumption operating capacities, escalation, activation and crisis management procedures; (l) it is in material compliance with all applicable laws, rules and regulations, including, without limitation, applicable anti-corruption, anti-bribery, anti-money laundering and data privacy laws, as they relate to the services provided by the Sub-Adviser hereunder, and has policies and procedures to ensure compliance with all such laws, rules and regulations; and (m) the information provided by the Sub-Adviser to the Investment Adviser for inclusion in disclosure documents or regulatory filings shall not, to the knowledge of the Sub-Adviser, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

16.              Investment Adviser Representations and Warranties. The Investment Adviser represents and warrants that: (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is qualified to do business in each jurisdiction in which failure to be so qualified would reasonably be expected to have a material adverse effect upon it; (b) it has full power, authority and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement, and any individuals whose signatures are affixed to this Agreement on behalf of the Investment Adviser have full authority and power to execute this Agreement on its behalf; (c) the execution, delivery and performance of this Agreement by the Investment Adviser does not contravene or constitute a default under any provision of applicable law, rule or regulation applicable to the Investment Adviser, the Investment Adviser’s governing instruments or any agreement, judgment, injunction, order, decree or other instruments binding upon the Investment Adviser; (d) this Agreement is enforceable against the Investment Adviser in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, arrangement, moratorium and other similar laws of general applicability relating to or affecting creditor rights and to general principles of equity; (e) there are no actions, suits, proceedings or investigations by or before any court, administrative panel or other governmental, regulatory or self-regulatory authority pending or, to its knowledge, threatened against it, which could reasonably be expected to result in a material adverse change in the Investment Adviser’s financial or business prospects or which could reasonably be expected to materially impair the Investment Adviser’s ability to discharge its obligations under this Agreement; (f) it is duly registered as an investment adviser under the Advisers Act and will remain duly registered as an investment adviser under all applicable federal and state securities laws for so long as this Agreement remains in force and effect; (g) it shall perform its obligations hereunder in accordance with the 1940 Act and all other applicable laws; and (h) neither it nor any of its affiliated persons (as defined in Section 2(a)(3) of the 1940 Act) is disqualified from serving as an investment adviser to a registered investment company pursuant to Section 9 of the 1940 Act.

17.              Miscellaneous.

a.                  Headings. The headings in this Agreement are inserted for convenience of reference only and shall not constitute part thereof.

b.                  Notices. Any notice required or permitted to be sent under this Agreement shall be given to the following persons at the following addresses and email addresses, or such other persons, addresses or email addresses as the party receiving such notices or communications may subsequently direct in writing:

If to the Investment Adviser or the Trust:

Capital Research and Management Company

333 South Hope Street, 55th Floor

Los Angeles, CA 90071

Attention: Erik A. Vayntrub

Email: erv@capgroup.com

With a copy, which shall not constitute notice, to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA US 02199-3600

Attention: David C. Sullivan

Email: David.Sullivan@ropesgray.com

Attention: Keith MacLeod

Email: Keith.MacLeod@ropesgray.com

And with a copy, which shall not constitute notice, to the Secretary for the Trust:

Capital Research and Management Company

Steuart Tower

1 Market Street, Suite 1800

San Francisco, CA 94105

Attention: Michael Tom

Email: mict@capgroup.com

If to the Sub-Adviser:

KKR Credit Advisors (US) LLC

555 California Street, 50th Floor

San Francisco, CA 94104

Attention: General Counsel

Email: KKRCreditLegal@kkr.com

c.                   Severability. Should any provision of this Agreement be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

d.                  Governing Law, Arbitration, etc. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws) and any of the applicable provisions of the 1940 Act. In the case of any conflict, the 1940 Act shall control.

i.            Notwithstanding anything contrary in this Agreement, any and all disputes (including any ancillary claims) arising out of, relating to or in connection with this Agreement, including without limitation the breach, termination or validity of the Agreement and the validity, scope and enforceability of this arbitration provision, shall be submitted to and finally resolved by arbitration in accordance with the Judicial Arbitration and Mediation Services (“JAMS Rules”) then currently in effect, except the scope of discovery shall be in accordance with the Federal Rules of Civil Procedure then currently in effect (as interpreted and enforced by the applicable arbitration panel). The composition of the arbitration panel shall be determined in accordance with JAMS Rule 15. The arbitration panel shall consist of three arbitrators, each with experience in the securities industry and/or securities litigation.

ii.            The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1 et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof; provided, however, performance under this Agreement shall continue if reasonably possible during any arbitration proceedings. The place of arbitration shall be in New York City, New York. The language of the arbitration shall be in English. The arbitration panel will issue a written reasoned award if any party requests it.

iii.            The arbitral panel’s award shall be final, conclusive, and binding upon the parties to the arbitration subject only to the right (if any) of any party to commence proceedings to vacate the award on any ground permitted under 9 U.S.C. § 10, as well as on the ground of the arbitration panel’s manifest disregard of the applicable law.

iv.            The procedures specified in this Section shall be the sole and exclusive procedures for the resolution of disputes of the nature described in clause (i) above; provided, however, that a party may file a complaint to seek a preliminary injunction or other provisional judicial relief, including for the purpose of compelling a party to arbitrate, or enforcing an arbitration award hereunder, if in its sole judgment such action is necessary. Despite such action, the parties will continue to participate in good faith pursuant to the procedures set forth in this Section.

v.            EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR CONNECTING WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

e.                  Waiver. Any failure or delay by any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option which is herein provided, or to require at any time the performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provision of this Agreement. No waiver of any right or remedy under this Agreement shall be deemed to be a waiver of any other or subsequent right or remedy under this Agreement.

f.                    Third Party Beneficiary. The Trust is an intended third-party beneficiary under this Agreement and is entitled to enforce this Agreement as if it were a party thereto.

g.                  Assignment. No party may assign, transfer, or delegate any of its rights or obligations relating to this Agreement (including, without limitation, interests or claims relating to this Agreement) without the prior written consent of the other parties.

h.                  Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or by rules, regulations or orders of the SEC under the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated persons,” as used herein shall have their respective meanings as set forth in the 1940 Act.

i.                     Regulation Changes. Where the effect of a requirement of the 1940 Act or the Advisers Act, as amended, reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

j.                     Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but all of which taken together shall constitute one and the same instrument.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/ Michael J. Triessl

Name: Michael J. Triessl

Title: Senior Vice President

KKR CREDIT ADVISORS (US) LLC

By: /s/ Daniel O’Neill

Name: Daniel O’Neill

Title: Authorized Signatory

Schedule A

Fee Schedule